Invitae: Genetics from downstream to mainstream August 2017 CONFIDENTIAL Exhibit 99.1

Safe harbor statement This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company's expectations regarding second quarter and expected full-year 2017 results; future uses of the company’s cash and its cash burn; the company’s belief regarding the success of its business model, business strategy and momentum in its business; the drivers of growth in its business; the benefits and attributes of the company’s tests; that research continues to point to the broader utility of genetic information and precision of the company’s services; the potential benefits and synergies from the proposed acquisitions; statements relating to the structure, timing, stockholder approval and/or completion of the proposed mergers; the expected closing dates of the proposed transactions; future product offerings and growth potential; and the company’s business strategy, including its acquisition growth strategy, and its beliefs regarding the ways in which the proposed acquisitions will contribute to that strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks and uncertainties associated with the parties’ ability to satisfy the conditions precedent to the consummation of the proposed transactions, including stockholder approval of and the ability to consummate the proposed mergers, the ability of Invitae to conduct the warrant exchange offer, and the participation by CombiMatrix Series F warrant holders of the 90% minimum participation; the occurrence of any event that could give rise to the termination of the merger agreements; unanticipated difficulties or expenditures relating to the proposed transactions; legal proceedings that may be instituted against the parties following announcement of the proposed transactions; disruptions of current plans and operations caused by the announcement or pendency of the proposed transactions; the risk that expected benefits, synergies and growth prospects resulting from the proposed transactions may not be achieved in a timely manner, or at all; the risk the businesses of CombiMatrix and/or Good Start may not be successfully integrated with the company’s business following the respective closings; potential difficulties in employee retention as a result of the announcement and pendency of the proposed transactions; the reaction of customers and potential customers, payers, partners and competitors to the announcement of the proposed mergers; the company’s failure to manage growth effectively; the successful closing of the private placement; the company's history of losses; the company's ability to compete; the company's failure to manage growth effectively; the company's need to scale its infrastructure in advance of demand for its tests and to increase demand for its tests; the company's ability to develop and commercialize new tests and expand into new markets; the risk that the company may not obtain or maintain sufficient levels of reimbursement for its tests; the company's ability to raise additional capital on acceptable terms; risks associated with the company's ability to use rapidly changing genetic data to interpret test results accurately, consistently, and quickly; risks associated with the company's limited experience with respect to acquisitions; the risk that one or both of the contemplated acquisitions will not be completed, will be completed on different terms or will not yield some or all of the intended benefits; security breaches, loss of data and other disruptions; laws and regulations applicable to the company's business; and the other risks set forth in the company's filings with the Securities and Exchange Commission, including the risks set forth in the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

Safe harbor statement (cont’d) Additional Information about the CombiMatrix Merger and Where to Find It In connection with the CombiMatrix Merger, the Company and CombiMatrix intend to file relevant materials with the SEC, including (a) a registration statement on Form S-4 that will contain a proxy statement/prospectus for CombiMatrix to solicit stockholder approval of the CombiMatrix Merger and (b) a registration statement on Form S-4 that will contain offer documents for the Company to conduct the Warrant Exchange Offer.  Investors and securityholders of the Company and CombiMatrix are urged to read these materials when they become available because they will contain important information about the Company and CombiMatrix as well as the CombiMatrix Merger and the Warrant Exchange Offer.  The proxy statement/prospectus and the offering documents and other relevant materials (when they become available), and any other documents filed by the Company or CombiMatrix with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov.  In addition, investors and securityholders may obtain free copies of the documents (i) filed with the SEC by the Company, by directing a written request to:  Invitae Corporation, 1400 16th Street, San Francisco, California 94103, Attention: Investor Relations or (ii) filed with the SEC by CombiMatrix, by directing a written request to:  CombiMatrix Corporation, 310 Goddard, Suite 150, Irvine, California 92618, Attention: Investor Relations. Investors and securityholders are urged to read the proxy statement/prospectus, the offering documents and the other relevant materials when they become available before making any voting or investment decision with respect to the CombiMatrix Merger or the Warrant Exchange Offer.   This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities in connection with the Merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.   Participants in the Solicitation The Company and CombiMatrix and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CombiMatrix in connection with the CombiMatrix Merger.  Information regarding the special interests of these directors and executive officers in the CombiMatrix Merger will be included in the proxy statement/prospectus referred to above.  Additional information regarding the Company’s directors and executive officers is also included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and the proxy statement for the Company’s 2017 annual meeting of stockholders. Additional information regarding CombiMatrix’s directors and executive officers is also included in CombiMatrix’s Annual Report on Form 10-K for the year ended December 31, 2016 and the proxy statement for CombiMatrix’s 2017 annual meeting of stockholders.  These documents are available free of charge at the SEC’s web site (www.sec.gov) and from Investor Relations at the Company or CombiMatrix at the addresses set forth above.

Our mission Bring comprehensive genetic information into mainstream medical practice to improve the quality of healthcare for billions of people Core Principles: Genetic information is more valuable when shared Driving down the cost of genetic information will increase its personal and clinical utility Healthcare professionals are fundamental in ordering and interpreting genetic information People should own and control their own genetic information

Simple model disrupting an industry Expand content Improve customer experience Drive Volume Attract Partners Growth Lower costs Lower prices

It’s a huge opportunity: everyone with a genome Everyone has a unique genome that has a significant impact on their health There are over 4,000 medically important genetic tests today – most of which are over-priced and under-utilized High-quality, low-priced genetic testing will dramatically increase the total market to everyone with access to healthcare Bringing genetics into mainstream medicine to help  billions of people

Building a business designed for the genomic era Comprehensive genetic health information service to lead new era of healthcare Build a genome management infrastructure Make genetic testing more affordable and more accessible Build partnerships with industry peers to increase utilization of genetic testing Share genetic information on a global scale to diagnose more Genome Network Genetic Testing Genome Management Make acquisitions that expand test menu content and services to open new markets patients correctly and bring therapies to market faster

Recipe for success: build/partner/buy Build industry leading platform that is Cost-effective Scalable Content and feature rich Proven in complex and competitive market Identify industry partners that can Increase awareness, utility and utilization of Invitae menu Augment content and capabilities Expand existing market or channels Seek select acquisition candidates that can Expand our infrastructure and services capabilities Enhance our position in an existing market or provide an entry point into a new market Offer tests capable of being delivered in a cost-effective, scalable manner Contribute positively to cash flow after 2-3 quarters * *Pending acquisitions, subject to closing conditions. *

By investing in scalable, custom, machine-learning software tools, our clinical analysis costs will decline even while assay and panel sizes increase Winning the race to scale: unparalleled advantage Cost declines over time Cost typically increases with the number of genes Sample Preparation Sequencing Medical Interpretation Capabilities that are difficult to retrofit into large, incumbent operations Technology integration is tough to justify at a smaller scale High-quality medical interpretation at scale

Within 3½ years, Invitae has disrupted competitors and has rapidly taken market share When all things are created equal (in terms of quality), building a better product (better menu, turnaround time and pricing) wins Better customer experience wins

Expanding the market from just answering a discrete diagnostic question. . . . 2015 2016 2017 >20,000 genes 2014 >200 genes >600 genes >1,000 genes Content available individual Genes and Panels answer Specific questions

…. to capturing the broad potential of genetics PATIENTS Patients Information Tools & Services: State of the art genetic testing laboratory Hard to do genes Genetic counseling Family History Risk Assessment BIOPHARMA Connecting Patients to Studies & Treatments: Comprehensive test menu Access to patients with symptoms & appropriate genetic profiles KOL relationships ADVOCACY Data Aggregation & Sharing: Genotypic Phenotypic Surveys Invitae Platform only a platform that captures the breadth of the market can lead CLINICIANS Clinical Grade Genetics: Genetic thought leadership Medical interpretation at scale Clinician consultation services & information tools

With targeted therapies on the rise, genetic information accelerates biopharma development Partnering to Expand the invitae network Partnerships structured to Quickly identify eligible patients for treatment Expedite clinical trial enrollment through qualified patient identification Provide subsidized testing to rare disease patients through biopharma collaborations Start to target immuno-oncology drugs (ASCO/Keytruda data sets the stage) >100 personalized medicines under development1 42% of all compounds and 73% of oncology compounds in the pipeline have the potential to be personalized medicines2 Potential partners reaching out to Invitae seeking assistance 3 4 1,3-4Kleiner Perkins; Internet Trends 2017; May 5, 2017 2Tufts Center for the Study of Drug Development, “Personalized Medicine Gains Traction but Still Faces Multiple Challenges,” Impact Report, May/June 2015, Volume 17, Number 3

Current customer segmentation Patients currently getting tested ($3-5 billion market today)1 Patients who have or are directly affected by an inherited disease People who could benefit from testing to rule out inherited disease for similar symptoms or are family members of affected individuals Otherwise healthy individuals BETWEEN 1-2 BILLION PEOPLE IN MODERN HEALTHCARE SYSTEM 1United Health Center for Health Reform and Modernization: Personalized Medicine: Trends and Prospects for the New Science of Genetic Testing and Molecular Diagnostics. Working paper 7, March 2012

How this works today Fertility & perinatal health PGS/D Prenatal testing Neonatal testing Pediatric testing Adult inherited testing Carrier screening Of the up to 10% of the population affected by genetic disease, less than 0.5% receive that information by way of an indication-based screen or test report1 Testing remains largely “event based” with patients accessing the market through discreet entry points Report generally remains isolated from patient’s broader healthcare and long-term health decisions 1Global Genes. “RARE Diseases: Facts and Statistics." Available at https://globalgenes.org/rare-diseases-facts-statistics/.

How this will work in the future Fertility & perinatal health PGS/D Prenatal testing Neonatal testing Pediatric testing Carrier screening A large portion of the population in modernized healthcare systems will have their genetic information managed on their behalf to improve health outcomes for themselves and their families Preventive genetics Access to comprehensive genetic information services at all major market entry points Individuals can access comprehensive genetic information to inform healthcare decisions throughout their lives Adult inherited testing

How do we get there? Become the content-price leader in Family health as well as adult & pediatric genetics Family Health Clinical Diagnostics Expand Invitae’s genetic information platform to include new content and capabilities to significantly expand patient access Fertility & perinatal health PGS/D Prenatal testing Neonatal testing Pediatric testing Adult inherited testing Carrier screening

The time is right: industry is ripe for consolidation

NEXT GENERATION LEADERS NEED COMPETITIVE COST STRUCTURE & BROAD CLINICALLY RELEVANT CAPABILITIES

Carrier screening | Fertility & perinatal health | PGS/D | Prenatal testing | Neonatal testing | Pediatric testing | Preventive screening | Adult inherited testing

Roche

Parabase Genomics

Myriad

Color

natera

progenity

insight

Counsyl

GenPath OPKO

Lineagen

celmatix

GoodStart Genetics

CooperSurgical

(~12)

CombiMatrix

Veritas

Personalis

Claritas Genomics

GeneDx OPKO

Ambry Genetics

Konica Minolta

Allele

Prevention Genetics

Blueprint Genetics

sema4

Miraca Life Sciences

CTGT

Courtagen

fulgent

(>30)

LabCorp

Quest Diagnostics

Somatic cancer testing

Foundation Medicine

NeoGenomics Laboratories

Guardant360

Caris Life Sciences

(>20)

PGx

Translational Software

genelex

kailos

PGxl

Althea

(~12)

INVITAE

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Enter perinatal market with strong NGS offering in IVF Family Health Clinical Diagnostics Good Start’s NGS-based analysis coupled with high-throughput automated processing makes testing more accurate and affordable for more couples Fertility & perinatal health PGS/D Prenatal testing Neonatal testing Pediatric testing Adult inherited testing Carrier screening Pending acquisition* *Good Start Genetics is a pending acquisition, but several conditions to a closing must be met. It is possible Good Start Genetics will not become part of Invitae’s business.

First entry point into the broader Perinatal market by way of carrier and PGS/D capabilities in the IVF sector Strong relationships with clinicians, seamless customer experience, solid customer workflow tools Bolsters Invitae’s sales force with the addition of commercial team members covering ~500 IVF clinics nationally Similar NGS-based infrastructure that scales effectively with Invitae’s additional capabilities and volume Strong reimbursement: >130M lives under contract or in credentialing as of Q1 17 Carrier screening PGS/D Strategic rationale

CombiMatrix

Pending acquisition*

EXPAND INTO PRENATAL, MISCARRIAGE & PEDIATRIC TESTING



Family Health
Clinical Diagnostics
Carrier screening
Fertility & perinatal health
PGS/D
Prenatal testing
Neonatal testing
Pediatric testing
Adult inherited testing
CombiMatrix specializes in prenatal diagnosis, miscarriage analysis, and pediatric developmental disorders

*CombiMatrix is a pending acquisition, but several conditions to a closing must be met including approval by CombiMatrix stockholders at a public company stockholders meeting and the successful completion of an exchange offer for publicly traded CombiMatrix warrants. It is possible CombiMatrix will not become part of Invitae's business.

INVITAE

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Adding team with cytogenic expertise, commercial presence and track record of building share against legacy providers Adding more prenatal sample types and products of conception Accelerates conversion from chromosomal microarray (CMA) to next generation sequencing (NGS) testing for perinatal and pediatric primary diagnostic testing Trusted provider of miscarriage analysis, historically covered by third-party payers Bolsters sales force with the addition of commercial team experienced in the perinatal space Fertility & perinatal health Prenatal testing Neonatal testing Strategic rationale

Accelerating Invitae’s entry into Family Health and Planning Adult inherited testing Fertility & perinatal health PGS/D Prenatal testing Neonatal testing Pediatric testing Carrier screening One platform delivering diagnostic-quality genetic information to inform healthcare decisions throughout life + + * *Good Start Genetics and CombiMatrix are pending acquisitions which are subject to closing conditions, and it is possible one or both may not become part of Invitae’s business. *

Simplifying multiple call points with a consolidated menu: one company, one platform, one sales force

BRINGING GENETIC INFORMATION TO MAINSTREAM MEDICINE

Mainstream Medical Practice

Ob/Gyn	Primary Care Physician	Pediatrician
(~35,000)	(~250,000)	(~60,000)

- Genetic Counselor
- Neonatal Perinatal Medicine
- Reproductive Endocrinologist
- Maternal Fetal Medicine
- Pediatric Clinical Geneticists
- Prenatal Clinical Geneticist

Family Health Specialty Sales Force

Combined sales force of ~100 reps serving spectrum of specialty markets with a single platform

- Medical Geneticists
- Gynecologic Oncologist
- Oncologist
- Genetic Counselor
- Surgical Oncologist

Oncology Specialty Sales Force

INVITAE

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Financials

Momentum accelerating in 2Q17 Business success underscored by 2Q17 results* Robust sample volume growth: 30,474, +17% Q/Q Significant Ramp in Revenue: $14.3M, +39% Q/Q Invitae preliminary 2Q17 results *2Q17 numbers are preliminary. Well positioned to achieve 2017 revenue guidance Full-year revenue of $55M-$65M Increasing guidance on volume 120,000-130,000 samples accessioned in 2017

Financial snapshot of FY 2016 and FY 2017 illustrative ranges Illustrative P&L excludes impact of potential revenue and / or cost synergies resulting from contemplated acquisitions *For illustrative purposes only and not to be considered guidance. There can be no assurances that either the Good Start Genetics acquisition or the CombiMatrix acquisition will occur, or that illustrative 2017 results will be achieved.

Launched new sales channel in January pairing Roche’s Harmony NIPT with Good Start Genetics’ GeneVu carrier screening test to community OB/GYNs Recent introduction of on-line cost estimator enabled volume response to competitive pressure on patient co-payments Next-gen PGS offering expected to enable aggressive pricing at attractive margins with potential for additional growth in market share Carrier screening PGS/D Financials *1Q17 is illustrative only and is combined January, February and March without quarterly adjustments.

Total cash and stock of ~$40MM as follows: Stock consideration of up to ~$15.7MM Payment on assumption of ~$6MM in pre-closing and closing-related liabilities and obligations Additional consideration of ~$18.3MM in cash to pay down venture debt Carrier screening PGS/D Terms

Financials

CombiMatrix

	FY 2016 Audited*	1Q17 Unaudited*
Revenue	**$12.9**	**$3.8**
(-) COGS	5.8	1.5
Gross Profit	**$7.1**	**$2.3**
(-) Operating Expenses	11.2	2.8
Operating Income	**($4.1)**	**($0.5)**
(+) Other Income / (Expense)	(0.0)	(0.0)
Net Loss	**($4.1)**	**($0.5)**

Fertility & perinatal health

Prenatal testing

Neonatal testing

- Q1 2017 revenues increased 27% compared to Q1 2016, driven by 32% increase in reproductive health segment
- Test volume in Q1 2017 increased 11% compared to Q1 2016
- IVF largely private-pay market, reducing reimbursement risk
- Miscarriage analysis historically covered by third-party payers

INVITAE

*Based on CombiMatrix reported financial results.

© Invitae Corporation. All Rights Reserved. | 30

Total stock consideration of up to $42MM, consisting of: $27MM for 100% of the issued and outstanding common stock of CombiMatrix Up to $6MM to be offered in exchange for certain other outstanding warrants Up to $9MM in incremental stock consideration based on increased CombiMatrix cash balance due to potential warrants not tendered in the exchange offer Targeted closing in 4Q17 Fertility & perinatal health Prenatal testing Neonatal testing Proposed terms

Cash, cash equivalents, restricted cash and marketable securities of $80.4MM as of June 30, 2017 Additional $20MM debt draw down available Decline in cash burn $23.4MM in 1Q17 $21.1MM in 2Q17 Private placement: $73.5MM gross proceed 8,647,058 shares $8.50/share Led by existing investors with significant participation from multiple new investors Strong balance sheet

Invitae: an emerging leader for the genomic era* PROVIDING GENETIC INFORMATION THROUGH EVERY STAGE OF LIFE Aiming to consolidate the industry with a best-in-class platform to drive genetic information into mainstream care for everyone in the healthcare system *Assumes successful acquisition of both Good Start Genetics and CombiMatrix. It is possible neither Good Start Genetics or CombiMatrix will become part of Invitae’s business. Fertility & perinatal health PGS/D Prenatal testing Neonatal testing Pediatric testing Carrier screening Adult inherited testing